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                                                                    Exhibit 99.2

                               ASTA FUNDING, INC.

                              MODERATOR: GARY STERN
                                  MAY 17, 2007
                                   12:00 PM CT

Operator:               Good afternoon, my name is (Paula) and I will be your
                        conference operator today. At this time, I would like to welcome everyone to the Asta Funding second quarter and six month fiscal 2007 results conference call.

                        All lines have been placed on mute to prevent any background noise. After the speaker's remarks, there will be a question and answer session. If you would like to ask a question during this time, simply press star then the number 1 on your telephone keypad. If you would like to withdraw your question, press the pound key.

                        Thank you. Mr. (Lowensteiner), you may begin your conference.

(Adam Lowensteiner):    Thank you, (Paula). Good afternoon and thank you all for
                        joining us for Asta Funding's quarterly conference call to discuss the results for the second quarter and six months results ended March 31, 2007.

                        By now, all of you should have had the opportunity to review the press release discussing the financial results but if you have not, please Wolfe Axelrod Weinberger Associates at 212-370-4500 and we will immediately send it to you either by fax or email.

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                        On the call with me today is Mr. Arthur Stern, Chairman
                        of Asta Funding, Mr. Gary Stern, Chief Executive Officer, and Mr. Mitchell Cohen, Chief Financial Officer.

                        Before I ask our host, Gary Stern, CEO of Asta Funding to discuss the current results, let me take a few minutes to read the forward looking statement.

                        Except for historical information contained herein the matter set forth in this conference call are forward looking statements as defined in the Private Securities Litigation Reform Act of 1995.

                        Although Asta Funding, Inc. believes these expectations reflected in such forward looking statements are based upon reasonable assumptions there can be no assurance that its expectations will be realized.

                        Forward looking statements involve certain risks and uncertainties and -- that could cause actual results to differ materially from Asta Funding, Inc.'s expectations.

                        Factors that could contribute to such differences include those identified those in Asta Funding, Inc.'s Fork 10-K for the fiscal year ended September 30, 2006 and those described from time to time in Asta Funding, Inc.'s other filings with the Securities Exchange Commission, news releases and other communications including that Asta may not be able to purchase consumer receivable portfolios at the favorable prices or on sufficient favorable terms or at all and may not be able to continue its quarterly dividend program.

                        Asta Funding, Inc.'s reports with the SEC are available free of charge through its Website at www.astafunding.com.

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                        With that out of the way, let me please turn the
                        discussion over to Gary Stern, President and Chief Executive Officer of Asta Funding. Gary.

Gary Stern:             Thank you, (Adam). Good afternoon, everyone and thank
                        you for joining today's conference call to discuss
                        Asta's second quarter and six month's financial results.

                        I am pleased to report another quarter of solid results. For the second quarter ended March 31, 2007, we purchased consumer receivable portfolios. The aggregate charged (off) balances (or) face value of approximately $9.8 billion at an aggregate cost of $386.7 million, which includes a major portfolio purchase of $6.9 billion for a cost of $300 million. That was financed through a combination of our existing credit facility, our new credit facility as well as cash flow from operating activities.

                        Asta continues to have low overhead costs with our expenses being fairly fixed at approximately $5 to $5.2 million per quarter. The fact that Asta has such (scalability) to its business especially when it comes to cost control remains of utmost important.

                        While our general and administrative expenses increased approximately $942,000 during the quarter ended March 31, 2007 as compared to the same period of 2006, it should be noted that approximately $662,000 is attributable to a non-cash charge relating to our stock option and restricted stock plans.

                        Our general and administrative expenses for the quarter ended March 31, 2007 represents 17.9% of financing come down from 19.5% in the same period a year ago including the compensation charge.

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                        As for our balance sheet at the end of the second
                        quarter, our capital structure remained very sound with $209.7 million in shareholders equity. Our debt, which was approximately $377.2 million at quarter end, is currently approximately $349 million.

                        Now I'd like to take a moment to take you through Asta's financial results.

                        As to reported revenues for the quarter of $33.1 million, a 33.2% increase over revenues of $24.8 million for the second quarter of fiscal 2006. This was driven by strong net collections of $76.1 million during the quarter, an increase of 37% from the prior year quarter of $55.6 million.

                        During the quarter, net cash collections represented by account sales was $13.9 million or 18.3% of net cash collections in the quarter down from 22.2% in the second quarter of fiscal 2006.

                        Revenues for the six month period ended March 31, 2007 were $58.7 million, up 30.3% from revenues of $45.1 million in the same period one year ago. Net cash collections during this six months ended March 31, 2007 were $135.1 million, up 32.7% from $101.8 million in the prior year period.

                        During this six month period, net cash collections represented by account sales of consumer receivables acquired for liquidations were $31 million or 22.9% of net cash collections in the quarter down from 25.8% in the same period of fiscal 2006.

                        Total overhead expenses for the quarter excluding interest increased to $8.2 million up from $4.9 million in the same quarter one year ago. This increase includes impairments of $2.4 million during the quarter versus no impairments during the same period one year ago. The

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                        impairments are made up of three (pools), two from
                        portfolios purchased in fiscal year ended 2004 and one from a portfolio purchased in fiscal 2006.

                        General and administrative costs climbed to $5.8 million for the quarter, an increase of 19.4% from a year ago primarily from higher receivable servicing costs including court costs, printing, postage and delivery costs, data processing costs, salaries, payroll taxes and benefits, professional fees and telephone charges, which is a direct result of our increase in portfolios owned.

                        Additionally as stated earlier, we took a non-cash charge of approximately $662,000 relating to our stock option and restrictive stock plans, which accounted for a significant portion of the increase and we are anticipating a charge in the third quarter of approximately $200,000 for these plans.

                        Interest expense was $3.8 million in the quarter, up from $1.3 million one year ago. This increase is primarily due to the large portfolio that the company acquired in the second quarter.

                        Average outstanding borrowings were $209.1 million during the quarter, up from the average borrowings of $60.5 million during the same quarter last year.

                        Despite these increases, the company has been very nimble in managing expenses given its low, fixed cost structure, which is primarily benefiting from the company outsourcing a majority of its collections. To illustrate this point, despite our large portfolio purchase, we have yet to devote any significant capital for additional infrastructure.

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                        Asta's pre-tax income reached $21.1 million in the
                        quarter, up 13% from prior year results of $18.7 million. For the six month period ended March 31, 2007, pre-tax income was $40.1 million, an increase of 16.9% from $34.3 million in the same period one year ago.

                        Asta's tax rate in the quarter was approximately 41%. This rate is in line with our expectations and believe this rate will be the same during the remainder of the year.

                        Net income was $12.6 million during the second quarter increasing 13% compared to $11.1 million in the second quarter of fiscal 2006. Net income for the six month period was $23.9 million, up from $20.4 million or 17%.

                        We reported fully diluted earnings per share of 85 cents for the second quarter, an 11.8% increase over the prior year quarter's 76 cents per share. For the six months period ending March 31, 2007, earnings per share was $1.63, up 16.4% from $1.40 during the same period one year ago.

                        Additionally at quarter's end, shareholders equity totaled $209.7 million up from $164.8 million at March 31, 2006 and (tangible) book value per share was $15.03 at the end of the second quarter, an increase sequentially from $14.12 per share at the end of the last quarter and up from approximately $12.10 per share at the end of the second quarter of fiscal 2006.

                        Debt at the end of the quarter was $377.2 million, up from $109.3 million at the end of the prior quarter primarily due to the large portfolio purchase in the quarter.

                        Before I conclude my formal remarks, I'd like to reiterate Asta's unique business model where by we outsource a vast majority of our

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                        receivables, which enables us to maintain a streamlined
                        infrastructure affording us tremendous operating leverage and flexibility as we continue to grow.

                        We believe strongly in this proven model especially as seen in today's reported results. Our disciplined approach continues to improve itself each and every quarter. In fact, the return on average equity during the quarter was 24.8% on an annualized basis.

                        To summarize, I am very proud of the accomplishments we have made this fiscal year to date by producing solid revenue and earnings results, expanding our book of business by purchasing a record $9.8 billion of face value up from $5.1 billion purchased in all of fiscal 2006 and issuing a regularly quarterly dividend.

                        That concludes our formal remarks. Mitch and I would like to open the call to any questions. Due to the increase of interest in Asta Funding, (I'd) please ask you to limit your questions to one per person with one follow up.

                        Operator, please open the call to any questions.

Operator:               At this time, I would like to remind everyone if you
                        would like to ask a question, press star and the number
                        1 on your telephone keypad. And we'll pause for just a moment to compile the Q&A roster.

                        And your first question comes from the line of Audrey Snell of ThinkEquity.

Audrey Snell:           Good afternoon, gentlemen. Quick question on the $2.4
                        million impairment. Can you give us a little definition on the (pools)? What caused you take the impairment? And what the outlook is there?

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Mitchell Cohen:         Sure, Audrey, it's Mitch. We took impairments on three
                        portfolios -- three credit card portfolios, two from fiscal year ended 94, one which had previously been impaired and one from fiscal year '06, the three (pools) by -- obviously by definition just were not up to the standards that we had set for them when we established the cash projections going forward.

                        But we're not down (beat) about it all. It's common place with the new accounting (pronouncement) (SOPO33) that we're going to have (accretable) yield adjustments on the upside and impairments on the down side. Fortunately we're limited to these three pools at the end of 3/31/07.

Audrey Snell:           Okay, just one follow up there. Any outlook on any
                        additional (pools) that you're watching carefully for potential impairment?

Mitchell Cohen:         No, at the end of the third -- all impairments that are
                        -- that you see here are reflected in -- are reflected completely in our 3/31 statements.

Audrey Snell:           Okay, thank you.

Mitchell Cohen:         You're welcome.

Operator:               At this time, sir, there are no further questions.

Mitchell Cohen:         Really?

Gary Stern:             Okay. Thank you for participating in our second quarter
                        conference call. As always should you have any questions, feel free to call Mitch Cohen or myself. Have a pleasant day.

Operator:               This concludes today's conference. You may now
                        disconnect.

                                       END